Exhibit 10.6
Project No: GRA03395

R&D Start Program Grant Agreement
Australian Government
Department of Industry
Tourism and Resources
AusIndustry	Particular Conditions
Parties

Commonwealth of Australia
acting through the Industry Research
and Development Board

ABN 51 835 430 479
(Department of Industry, Tourism and
Resources)

Postal address	Department of Industry, Tourism and Resources
GPO Box 85A
MELBOURNE VIC 3001
The Grantee

Universal Biosensors Pty Ltd
- ABN	35098234309
- ACN	098 234 309
- postal address	103 Ricketts Road
MOUNT WAVERLEY VIC 3149
- business address	103 Ricketts Road
MOUNT WAVERLEY VIC 3149
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

Operative provisions
1.	This Grant is made to the Grantee in respect of the Project by the Industry Research and Development Board on behalf of the Commonwealth to the Grantee under the R&D Start Program.
2.	The Grant is made pursuant to the Industry Research and Development Act 1986 and the relevant Ministerial Directions issued under sections 19 and 20 of that Act.
3.	The Grant is made on the terms and conditions of the Grant Agreement, which comprises the General Conditions (version 7.3) and the Particular Conditions (including the schedule).
4.	The Grantee acknowledges that it has received and read a copy of the General Conditions (version 7.3), and agrees that the terms and conditions of the General Conditions form part of the Grant Agreement.
5.	Terms defined in the General Conditions (version 7.3) have the same meaning in the Particular Conditions.
6.	If there is an inconsistency between the Particular Conditions and the General Conditions (version 7.3), the Particular Conditions prevail to the extent of the inconsistency.
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

Acceptance of terms

EXECUTED as a deed
Date of deed: 25 February 2005
Commonwealth of Australia	)
)
SIGNED for and on behalf of the	)
COMMONWEALTH OF AUSTRALIA by	)
Jayne Facey a delegate of the	)
INDUSTRY RESEARCH AND	)
DEVELOPMENT BOARD in the presence	)
of:	)
Ruth Steele	)
Signature of witness	)
)
)
RUTH STEELE	)
Name of witness (block letters))
)
	)	/s/ Jayne Facey

)
Grantee
The terms and conditions pursuant to which the Grant is made are hereby accepted by the Grantee.

)
)
)
)
)
Signed by	)
Universal Biosensors Pty Ltd	)
by:	)
/s/ Ian Bennett	)
Secretary	)	/s/ C. P. H. Kiefel
	)	Director

Ian Bennett	)	C. P. H. Kiefel
Name (please print))		Name (please print)
)
)
)
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

The Schedule

1	Project Title	Dry Chemistry Immunosensor

2	Project Reference Number	GRA03395

3	Project Duration

	(a) Commencement Date:	1 October 2004

	(b) Completion Date:	30 September 2007

4	Grant	A maximum amount of $2,366,064

5	Grant Percentage of Eligible Expenditure	50%

6	Interest Rates	5.40 % per annum

7	Project Planned Eligible Expenditure by Financial Year
[REDACTED]

8	Initial Payment	$192,666

9	Project Description and Planned Outcomes
The project will develop a single step, disposable immunosensor platform which needs no liquid reagents other than the sample. The platform will have the potential to give fully quanitiative results in minutes on microlitre volumes of sample at the doctor’s office or emergency ward without the operator carrying out any steps other than applying whole blood to the sensor. The target analyte is the acute phase protein C reactive protein, which indicates the presence of infection or other form of inflammation. The test will employ antibodies coupled to the enzyme glucose dehydrogenase in a dry chemical system.
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

10	Performance Milestones and Planned Achievement Date

Major Milestone	Expected
Achievement Date
[REDACTED]
11	Retention Amount $118,304

12	Reports

Review Type	Due Date	Report Period	Audit Report
Y/N
[REDACTED]
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

Reports must conform with the requirements in the Project Reporting Guide supplied to the Grantee by the Commonwealth, as varied from time to time by the Commonwealth and notified to the Grantee.
Unless the Grantee is otherwise notified by the Commonwealth, commercialisation reports will be required 1, 2 and 5 years after completion of the Project, in the format supplied by the Commonwealth at those times.
13	Notices
Notices must be addressed as follows:
a)	if given to the Commonwealth, addressed and forwarded to the Director, AusIndustry State Office, Department of Industry, Tourism and Resources for the attention of an AusIndustry Customer Service Manager at the following address:
Address: PO Box 85A, MELBOURNE, VIC 3001 Facsimile No: 03 9268 7599 Email address: aivic@industry.gov.au or as otherwise notified in writing by an AusIndustry Customer Service Manager; and
b)	if given by the Commonwealth, signed by an authorised delegate of the Industry Research and Development Board and forwarded to the Grantee at the following address:

Dr D Rylatt Project Manager Universal Biosensors Pty Ltd Locked Bag 50 MOUNT WAVERLEY VIC 3149
or as otherwise notified in writing by the Grantee.
14	Special Conditions

Nil

15	Repayment of Repayable Contribution under Start Premium

Not Applicable
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

NATIONAL BENEFIT INDICATORS — COMMERCIALISATION
The Industry Research and Development (IR&D) Board understands the increasing global nature of business and the need for innovative companies to respond flexibly to market needs. For example, while the IR&D Board is keen to support projects which involve manufacturing or production in Australia, it accepts that there will be instances where Australian manufacture could limit the commercialisation prospects of intellectual property developed with its grant funding. This does not remove the necessity for the commercialisation of project outcomes to provide national benefits.
Set out below are the indicators by which the IR&D Board will assess the level of national benefit contribution to Australia and the Australian economy from the commercialisation of R&D Start projects where commercialisation will not take place in Australia:
As reflected in the project commercialisation plan, overseas commercialisation is reasonable when it will result in:
•	the maintenance of Australia as the home base for future R&D, manufacture or product development;

•	an increase in the number of the company’s Australian-based employees.

•	Australian residents receiving commercial compensation through royalties, licence fees, equity, dividends or outright sale.

•	ongoing development of the commercial outcomes arising from R&D activities involving domestic and/or international collaboration with other firms and/or research organisations.
As reflected in the project commercialisation plan, overseas production is reasonable in two circumstances:
(i) in cases where local production is demonstrably uneconomic on grounds of cost, the Board will consider:
•	the level of commitment to retaining or enhancing the company’s R&D facilities in Australia.

•	the degree of globalisation of the relevant industry sector.

•	the relative input costs to production as identified by the company.

•	the relative transport costs as identified by the company.

•	the relative costs of skilled labour as identified by the company.

•	legal barriers to entry to foreign markets.

•	any other factors it finds relevant.
(ii) in cases where production or commercialisation demonstrably requires close physical interaction with overseas companies, customers, suppliers and competitors, the Board will consider:
•	the level of commitment to retaining or enhancing the company’s R&D facilities in Australia.

•	the mechanisms established to disseminate knowledge and market intelligence from overseas to the company’s Australian operations.

•	the industry norms in terms of proximity.

•	the level of competition in the industry sector and the need to innovate quickly.

•	the nature of inputs which require close contact (for example, perishables or knowledge).

•	any other factors it finds relevant.
R&D Start Grant Agreement Particular Conditions
Version 7.3 — Release Date June 04
Author: R&D Start Program Management

An Australian Government Initiative
Commercial Ready Program
Grant Agreement
General Conditions
Table of contents

Clause		Page
1	Interpretation	2

2	Warranties	6

3	Payment of Grant	7

4	Conduct of Project	9

5	Confidentiality	13

6	Evaluation	14

7	Project Outcomes	14

8	Other Financial Assistance	15

9	Acquittal of Grant	15

10	Termination	16

11	No Dealing with Grantee’s rights	17

12	Acknowledgement and Public Statements	18

13	Regulatory and Ethical Approvals	18

14	Goods and Services Tax	18

15	Notices	19

16	Right of Commonwealth to recover money	20

17	General	20

Commercial Ready Grant Agreement General Conditions Version 1.0: November 2004	page 1

Operative provisions
1	Interpretation
1.1	Unless the contrary intention appears:

annual capped grant amount means, for a financial year, the relevant amount stated in item 7 of the schedule and, in the absence of an amount being stated, the relevant amount for that financial year is zero.

application means the application submitted by the Grantee in respect of which the grant has been awarded.

Approved Financial Institution means a deposit taking institution authorised under the Banking Act 1959 (Cth) to carry on banking business in Australia.

Board means the Industry Research and Development Board established by section 6 of the Industry Research and Development Act 1986.

budget means the budget of planned eligible expenditure (by financial year) for the project in the form set out in item 7 of the schedule.

commencement date is the date specified in item 3(a) of the schedule, or the date of execution of this deed, whichever is the later.

completion date is the completion date for the project set out in item 3(b) of the schedule, or the date of termination of this deed, whichever is the earlier.

confidential information comprises information described in item 13 of the schedule, and any other information that is by its nature confidential, but does not include any of the information specified in clause 12.3.

control has the meaning given by section 50AA of the Corporations Act 2001 (Cth).

deal with means:
(a)	sell, license, transfer, novate, declare a trust over or otherwise dispose of or procure or effect the disposal of, or in any way whatsoever deal with, any legal or equitable interest or right in any subject matter; or

(b)	effect a change in the beneficial interest or beneficial unit holding under a trust the trustee of which has an interest or right in the subject matter.
Department means the Department of Industry, Tourism and Resources or any successor.

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eligible activity means any one or more of ‘research and development activities’, ‘proof of concept activities’, or ‘early stage commercialisation activities’, all terms having the meaning given in the Guidelines.

eligible expenditure means expenditure incurred by the Grantee:
(a)	on the project;

(b)	during the project period (with the exception of final audit expenses incurred under clause 4.17 which may be incurred after the completion date); and

(c)	that qualifies as eligible expenditure under Program guidelines issued by the Program Delegate effective at the date of execution of this deed.
encumbrance means a security interest or any other legal or equitable interest or right which is either imposed by law or which is given to any person, over property or rights under a contract.

financial year means the 12 month period beginning 1 July of one year and ending 30 June of the following year.

floating charge has the meaning given by section 9 of the Corporations Act 2001 (Cth).

grant means the amount set out in item 4 of the schedule.

grant percentage is the percentage figure set out in item 5 of the schedule, which figure must not exceed 50%.

GST has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999.

Guide to Managing Your Grant means the document of that name (or any replacement document) provided by the Commonwealth to the Grantee from time to time, including details of the form and content of reports required by the Commonwealth for the purposes of this deed.

Guidelines means the Commercial Ready Program Guidelines dated 30 August 2004.

insolvency event means any of the following:
(a)	a person is or states that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay its debts under any applicable legislation;

(c)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a person;

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(d)	an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of the corporation or any action is taken to appoint any such person;

(e)	a receiver or receiver and manager is appointed in respect of any property of a person;

(f)	a corporation is deregistered under the Corporations Act 2001 or notice of its proposed deregistration is given to the corporation;

(g)	a distress, attachment or execution is levied or becomes enforceable against any property or a person;

(h)	a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or a deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the persons’ creditors or members or a moratorium involving any of them; or

(i)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.
intellectual property means all statutory and other proprietary rights in respect of trade marks, patents, circuit layouts, copyrights, designs, moral rights, confidential information, expertise, knowledge, skills, techniques, methods, procedures, ideas and concepts, plant varieties and all other rights with respect to intellectual property as defined in Article 2 of the July 1967 Convention Establishing the World Intellectual Property Organisation.

initial budget is the budget referred to in clause 4.5 that is current on the commencement date.

letter of offer means the letter from the Department to the Grantee confirming the Program Delegate’s approval of the grant for the project.

matching funding means any funds available to the Grantee for the project, other than:
(a)	progress payments;

(b)	funding obtained by the Grantee under a program administered by the Board or the Department;

(c)	funding of a kind that the Guidelines, or any other Program policies or guidelines issued by the Program Delegate from time to time, state is not to be regarded as matching funding; or

(d)	non-financial (in-kind) assistance.

Commercial Ready Grant Agreement General Conditions Version 1.0: November 2004	page 4

particular conditions mean the conditions specific to the grant and the project.

payment date means the date on which a progress payment is or is proposed to be paid.

performance milestone means a performance milestone set out in item 10 of the schedule.

planned outcomes mean the planned results of the project set out in item 9 of the schedule and the anticipated national benefits of the project described in the application.

Program means the Commercial Ready program, a merit-based program that is administered by the Department and designed to increase the level of high quality innovation activity by small to medium sized businesses in Australia.

Program Delegate means an employee of the Department who has been empowered by the Minister, or otherwise duly authorised, to carry out the relevant functions in respect of the Program.

Program funding means the funding made available by the Parliament of the Commonwealth of Australia for the Program in any given financial year, being the funding specified in the Portfolio Budget Statement (as varied by any Portfolio Additional Estimates Statement) for that year.

progress payment has the meaning given in clause 3.2.

project means the project described in item 9 of the schedule.

project intellectual property means intellectual property created in the course of the project including improvements, inventions and discoveries arising out of the conduct of the project.

project period means the period beginning on the commencement date and ending on the completion date.

quarter means any one of the 3 month periods ending 30 September, 31 December, 31 March or 30 June in a given financial year.

related body corporate has the same meaning as in section 50 of the Corporations Act 2001 (Cth).

retention amount is the amount specified in item 11 of the schedule and, in the absence of an amount being stated, is an amount equal to 5% of the grant.

1.2	Unless the contrary intention appears:
(a)	a person includes a firm, a body corporate, an unincorporated association or an authority;

(b)	the singular includes the plural and vice versa;

(c)	a reference to a statute, ordinance, code or other law includes regulations and other instruments made under it and

Commercial Ready Grant Agreement General Conditions Version 1.0: November 2004	page 5

consolidations, amendments, re-enactments or replacements of any of them; and

(d)	where any word or phrase is given a defined meaning, any other part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.
1.4	Headings are inserted for convenience of reference only and are not to be used in the interpretation of this deed.

1.5	Where the last day of any period for the doing of an action falls on a day that is not a business day in the place that action is required to be done, the action must be done no later than the end of the next business day in that place.

1.6	A reference to the schedule is a reference to the schedule contained in the particular conditions.

1.7	A reference to this deed includes these terms and conditions and the particular conditions.
2	Warranties
2.1	The Grantee warrants that as at the date of execution of this deed and on each day during its term:
(a)	all information provided by the Grantee in the application is true and correct at the date of the application and on execution of this deed;

(b)	without limiting the generality of clause 2.1 (a):
(1)	the project involves any one or more eligible activities;

(2)	the planned outcomes for the project include either the production, establishment of the commercial or technical viability, or commercialisation of a new, clearly identified product, process or service;

(3)	the Grantee has or will have available to it sufficient funds to pay all costs and expenses incurred in relation to the project, including sufficient matching funding to pay for eligible expenditure not covered by the grant, as and when all amounts are due to be paid;
(c)	the Grantee has complied, and will at all times continue to comply, with any conditions specified in the letter of offer;

(d)	all information provided by the Grantee and included in this deed and any information given to the Commonwealth from time to time under this deed (including information contained in the particular conditions or included in any report required under this deed), is true and correct;

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(e)	the Grantee does not have any interests or obligations that conflict with its interests or obligations under this deed;

(f)	the Grantee, has and will have, at all times, all necessary rights in relation to intellectual property and technical information, including, but not limited to, all designs, specifications, data, drawings, plans, reports, models, prototypes and other things necessary to conduct the project, achieve the planned outcomes and commercialise the project (or its outcomes); and

(g)	the Grantee is not aware of any circumstances which adversely affects or might adversely affect the Grantee’s ability to fulfil its obligations under this deed.
2.2	If the Grantee becomes aware of a breach of warranty, the Grantee must immediately notify the Commonwealth of that breach.
3.	Payment of Grant
Payment of Grant
3.1	The Commonwealth agrees to pay the grant to the Grantee in accordance with this deed, subject to sufficient Program funding being available on the relevant payment date, and this clause 3.
Progress payments
3.2	The grant will be paid in instalments (‘progress payments’) by direct credit to the bank account established by the Grantee under clause 4.13.

3.3	A progress payment may be made in advance for the next quarterly period, in the Commonwealth’s absolute discretion.

3.4	The Commonwealth is not obliged to make a progress payment:
(a)	unless and until the Grantee provides evidence satisfactory to the Commonwealth that:
(1)	it has available to it sufficient matching funding to meet all eligible expenditure incurred to date, and forecast to be incurred during the next quarter, that is not met by the sum of the progress payments paid to date and the next scheduled progress payment, and

(2)	it has made satisfactory progress on the project, including by meeting all performance milestones due for completion on or before the payment date; or
(b)	if, at the payment date for that payment:
(1)	the sum of that progress payment and other progress payments made in the financial year in which the

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payment date occurs, exceeds the annual capped grant amount for that financial year;

(2)	the sum of all progress payments made to date and the next scheduled payment, exceeds the grant percentage of the sum of eligible expenditure incurred to date and budgeted eligible expenditure for the next quarter;

(3)	the Commonwealth has terminated, or is entitled to terminate, the deed under clause 10; or

(4)	the Commonwealth reasonably believes that the Grantee is in default of any of its obligations under the deed, including by not submitting all reports due under this deed in the form and content satisfactory to the Commonwealth.
3.5	The Commonwealth may by notice to the Grantee request that the Grantee provide to the Commonwealth any information the Commonwealth reasonably requires for the purposes of determining any of the matters described in clause 3.4. The Grantee must provide information requested under this clause within 10 days of the Commonwealth’s request.
Retention amount
3.6	Without limiting the operation of clause 3.4, the Commonwealth may retain the retention amount until such time as the Grantee has completed the project, and submitted all reports due under this deed in the form and content satisfactory to the Commonwealth.
Commonwealth liability limited
3.7	The Commonwealth’s liability under this deed is limited:
(a)	in any given financial year, to the lesser of:
(1)	the annual capped grant amount for that year; or

(2)	the grant percentage of total eligible expenditure incurred by the Grantee in that financial year; and
(b)	in the aggregate, to the lesser of:
(1)	the grant; or

(2)	the grant percentage of total eligible expenditure.
Eligible expenditure
3.8	Expenditure that:
(a)	is not paid by the Grantee within 3 months of the completion date; or

(b)	for the purposes of clause 3.7(a) and assessing the Grantee’s entitlement to progress payments in any given financial

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year, is not paid within 3 months of the end of that financial year; or

(c)	is incurred by the Grantee on an eligible activity in excess of the expenditure threshold for that activity referred to in clause 4.4, without the Commonwealth’s prior consent, will be deemed not to be eligible expenditure.

3.9	The Commonwealth’s determination as to whether expenditure on the project is eligible expenditure is final and binding on the Grantee.
4	Conduct of Project
Conduct of project
4.1	The Grantee agrees to undertake the project:
(a)	at a rate of progress and in a manner sufficient to achieve each performance milestone by the relevant due date specified in item 10 of the schedule;

(b)	with the aim at all times of achieving the planned outcomes; and

(c)	in accordance with any representations contained in the application and the other terms of this deed.
4.2	Any progress payments paid in advance under clause 3.3 must be expended by the Grantee on eligible expenditure incurred on the project.

4.3	Subject to clause 4.4, the Grantee may reallocate budgeted expenditure or vary its work methods and schedules as it considers necessary to undertake and complete the project, provided it does not materially change the project.

4.4	At any point in time, actual total eligible expenditure incurred by the Grantee on an eligible activity must not exceed 125% of the total amount allocated to that activity in the initial budget, without the Commonwealth’s prior written consent.
Initial Budget
4.5	The budget current at the date of this deed is set out in item 7 of the schedule. If on this date item 7 is incomplete, the Grantee must give the Commonwealth a complete budget within 7 days of execution of this deed.
Revised budget and Variation of annual capped grant amounts
4.6	The Grantee must give the Commonwealth:
(a)	by 1 February of each financial year; and

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(b)	at any time the Grantee wishes to request a variation to any one or more of the annual capped grant amounts, a revised budget in the approved form, including details of any changes the Grantee considers necessary so as to ensure the budget continues to accurately reflect planned eligible expenditure for the project, and an explanation as to why the requested changes are necessary.

4.7	The Commonwealth may either approve or reject a revised budget provided under clause 4.6.

4.8	If the revised budget is approved by the Commonwealth, the then current budget is replaced by the revised budget approved under clause 4.7.

4.9	On approving a revised budget under clause 4.7, the Commonwealth may in its absolute discretion:
(a)	vary any one or more of the annual capped grant amounts or the grant, and

(b)	make any other changes to the particular conditions that the Commonwealth considers reasonably necessary, having regard to the changes in the timing or amount of actual or budgeted eligible expenditure on the project.
Project delay
4.10	The Grantee must notify the Commonwealth as soon as practicable, and in any event in its next report due under this deed, if a performance milestone is not achieved or is unlikely to be achieved by the date for achievement of that milestone set out in item 10 of the schedule.

4.11	When notifying the Commonwealth under clause 4.10, the Grantee must specify:
(a)	the reason for the delay;

(b)	the action the Grantee proposes to take to address the delay;

(c)	the anticipated date for achievement of the relevant performance milestone;

(d)	the expected effect (if any) the delay will have on the project, achievement of its planned outcomes and commercialisation of the project (or its outcomes); and

(e)	changes to key personnel, if any, having an impact on the matters reported under paragraphs (a) to (d).
4.12	If the Commonwealth considers in its absolute discretion that the failure by the Grantee to achieve a performance milestone by the relevant date specified in item 10 of the schedule may compromise the capacity of the Grantee to achieve the national benefits for the

Commercial Ready Grant Agreement General Conditions Version 1.0: November 2004	page 10

project contemplated under clause 7.1, the Commonwealth may issue a termination notice pursuant to clause 10.1.
Bank Account
4.13	The Grantee must establish a separate account with an Approved Financial Institution for the sole purpose of handling the grant and interest on the grant. The Grantee must, if it has not already done so, provide the Commonwealth with sufficient details to identify the account, within 7 days of execution of this deed.

4.14	The Grantee must not use the account established under clause 4.13 for any purpose other than one connected with this deed, including by not depositing funds other than progress payments into the account. The Grantee agrees to promptly provide the Commonwealth and the relevant Approved Financial Institution with an authority enabling the Program Delegate to obtain any details relating to use of the account, on request.
Reporting
4.15	The Grantee must give the Commonwealth the reports described in the Guide to Managing Your Grant, at the times set out in item 12 of the schedule.

4.16	If the Commonwealth requires a report to be audited, the report must be audited by a member of the Institute of Chartered Accountants, a member of CPA Australia or a Public Practice Certified Member of the National Institute of Accountants, not being an employee, shareholder, director other officeholder or related body corporate of the Grantee, or person having had any involvement in the preparation of the Grantee’s application or any other report required under this deed.

4.17	If in the Commonwealth’s opinion either the form or content of a report does not meet the requirements of this deed, or is not adequate for the Commonwealth’s purposes, the Grantee must submit a revised report satisfactory to the Commonwealth, within 28 days of receiving a notice from the Commonwealth requiring it to do so.
Records to be kept
4.18	The Grantee must keep to the Commonwealth’s satisfaction all records (including original receipts, invoices and bank statements) necessary to provide a complete, detailed record and explanation of:
(a)	expenditure by the Grantee on the project;

(b)	project activities, progress of the project and all steps taken by the Grantee for the purposes of meeting its obligations under clause 7.2;

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(c)	any amounts of GST paid by the Grantee in respect of any supply made to the Commonwealth under this deed; and

(d)	any other records relating to the project which are reasonably required by the Commonwealth from time to time.
4.19	Records required to be kept under clause 4.18 must be retained by the Grantee during the project period and for five years after the completion date.
Inspection and audit
4.20	The Department, and any person authorised in writing by the Program Delegate, may at reasonable times and on reasonable notice enter the Grantee’s premises and inspect the records kept by the Grantee, and progress with the project, in order to review the Grantee’s compliance with this deed.

4.21	The Grantee must give the Department or its authorised representative all necessary facilities and assistance to enable them to conduct a review under clause 4.20.

4.22	In conducting a review, the Department or its authorised representative may take copies of any records (including books, documents, invoices, receipts and any other papers) that the Department or its authorised representative considers relevant to the project, or the Grantee’s compliance with this deed.

4.23	Without in any way affecting the statutory powers of the Auditor-General under the Auditor-General Act 1997 and subject to the provisions of that Act, the Auditor-General is a person authorised for the purposes of clause 4.20.
Compliance with laws
4.24	The Grantee agrees, in conducting the project, commercialising its outcomes and otherwise performing its obligations under this deed, to comply with all relevant legislation of the Commonwealth or of any State, Territory or local authority, including the Crimes Act 1914 and the Equal Opportunity for Women in the Workplace Act 1999.
Subcontracting
4.25	The Grantee may engage subcontractors to undertake work in relation to the project.

4.26	The Grantee will ensure that any subcontract entered into by the Grantee for the purposes of the project contains provisions equivalent to clauses 4.18–4.24 of this deed.

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4.27	The Grantee remains fully responsible for the performance of the project and meeting all its other obligations under this deed notwithstanding that the Grantee has subcontracted the performance of any part of the project.

4.28	The Grantee agrees to promptly notify the Commonwealth of any issues or disputes arising under or in relation to a subcontract that:
(a)	has or may result in the Grantee failing to comply with any of its obligations under this deed; or

(b)	involves the Grantee withholding payment to the subcontractor of an amount representing eligible expenditure incurred by the Grantee on the project.
4.29	On receipt of a notice under clause 4.28, the Commonwealth may in its absolute discretion withhold payment of any further progress payments, pending satisfactory resolution of the issue or dispute notified to the Commonwealth.

4.30	The Grantee agrees to give the Commonwealth a copy of any subcontract entered into by the Grantee for the performance of work on the project, within 14 days of the Commonwealth’s request to do so.
5	Confidentiality
5.1	Subject to clause 5.2, the Department agrees not to disclose any confidential information of the Grantee, without the Grantee’s consent.

5.2	The Commonwealth will not be taken to have breached its obligations under clause 5.1 to the extent that the Department discloses confidential information:
(a)	to its officers, employees, agents, external professional advisers or contractors solely to comply with obligations, or to exercise rights, under this deed;

(b)	to its internal management personnel solely to enable effective management or auditing of deed-related activities;

(c)	for a purpose directly related to the enforcement or investigation of a possible breach of any Commonwealth, State, Territory or local law;

(d)	to its responsible Minister, or in response to a demand by a House or a Committee of the Commonwealth Parliament;

(e)	within the Department, or with the Board or another government agency, where this serves the Department’s, the Board’s, or the Commonwealth’s legitimate interests;

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(f)	as required or permitted by any other law, or an express provision of this deed, to be disclosed; or

(g)	that is in the public domain other than due to a breach of this clause 5.
6	Evaluation
6.1	The Grantee must co-operate in any evaluation of the Program undertaken by or on behalf of the Commonwealth.

6.2	The Grantee must provide information and completed survey forms relating to the project or the Program at any time during the project period and for five years after the completion date, at the request of the Commonwealth or any third party engaged by the Commonwealth for the purposes of undertaking any Program evaluation.

6.3	The Grantee must comply with a request under clause 6.2 within 28 days of receiving the request.
7	Project Outcomes
7.1	The parties acknowledge that the giving of the grant for the purposes of the project is intended to deliver substantial national benefit to Australia. The parties agree that substantial national benefit will be deemed to have been satisfactorily delivered where:
(a)	on or by the completion date, the Grantee demonstrates to the Commonwealth’s satisfaction that the planned outcomes have been achieved; and

(b)	the Grantee commercialises the project (or its outcomes) as represented in the application, on normal commercial terms and within a reasonable time of completion of the project.
7.2	The Grantee agrees to use its best endeavours to:
(a)	ensure the planned outcomes are achieved; and

(b)	commercialise the project (or its outcomes) in accordance with clause 7.1(b).
7.3	Without limiting the operation of clause 7.2, the Grantee will be deemed to have breached that clause where the Commonwealth reasonably believes the Grantee has acted:
(a)	inconsistently with any material representation (as determined by the Commonwealth acting reasonably) included in the application; or

(b)	in a manner so as to reduce or prevent the national benefit contemplated under clause 7.1 from being achieved.

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7.4	The Grantee must immediately notify the Commonwealth (giving reasons) if at any time the Grantee:
(a)	believes the Grantee’s or the project’s capacity to achieve the planned outcomes has been compromised; or

(b)	wishes to commercialise the project (or its outcomes) other than as represented in the application and as a result of the proposed change:
(1)	the project would no longer be commercialised on normal commercial terms;

(2)	significantly additional aspects of the project would be commercialised in a country other than Australia; or

(3)	any overseas commercialisation would deliver significantly reduced national benefit when compared to the proposed commercialisation arrangements set out in the application.
7.5	If the Grantee fails to comply with either clause 7.2 or 7.4, the Commonwealth may by notice to the Grantee require the Grantee to repay some or all of the grant paid to the Grantee, together with interest calculated in accordance with clause 16.2.
8	Other Financial Assistance
8.1	The Grantee must give the Commonwealth details of any financial assistance the project receives from another Commonwealth, State or Territory government source or agency, including the amount of the funding and the name of the program under which it was provided. The Grantee must provide the information required to be disclosed under this clause within 28 days of receiving notice of approval of that other financial assistance.

8.2	The Commonwealth may reduce the size of the grant (together with the retention amount and any annual capped grant amount) after taking into account that other financial assistance.
9	Acquittal of Grant
9.1	If at any time the sum of the progress payments paid to the Grantee under this deed exceeds:
(a)	the grant; or

(b)	the grant percentage of total eligible expenditure,
the Commonwealth may by notice to the Grantee require the Grantee to repay the amount of the excess to the Commonwealth, plus interest calculated in accordance with clause 16.2.

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9.2	If at the end of a financial year the total progress payments paid to the Grantee with respect to that year exceeds the annual capped grant amount for that year, the Commonwealth may by notice to the Grantee require the Grantee to repay the amount of that excess to the Commonwealth, plus interest calculated in accordance with clause 16.2.

9.3	If the Grantee expends the grant (or any progress payment) other than in accordance with this deed, the Commonwealth may by notice to the Grantee require the Grantee to repay the grant or so much of the grant as the Commonwealth determines, plus interest calculated in accordance with clause 16.2.
10	Termination
Immediate termination
10.1	The Commonwealth may immediately terminate this deed by notice to the Grantee if:
(a)	an insolvency event occurs in relation to the Grantee;

(b)	the Grantee ceases to carry on business, or a substantial part of its business;

(c)	the Grantee breaches any warranty contained in clause 2;

(d)	there is a change in control or ownership of the Grantee which the Commonwealth reasonably considers has an adverse effect on the Grantee’s ability to comply with any of its obligations under this deed;

(e)	the Grantee commits any breach in respect of which this deed provides (other than clause 10.2) a notice of termination may be given; or

(f)	the Grantee commits any breach which the Commonwealth reasonably considers is not capable of remedy.
Termination following notice
10.2	If the Grantee breaches this deed and the Commonwealth reasonably considers that the breach is capable of remedy, the Commonwealth may terminate this deed by notice to the Grantee, if the Grantee fails to remedy the breach within 28 days of receiving notice from the Commonwealth requiring it to do so.
Consequences of termination
10.3	On termination of the deed under this clause 10:
(a)	the parties are relieved from future performance of this deed, without prejudice to any right of action that has accrued at the date of termination;

(b)	the Grantee must give the Commonwealth:

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(1)	all outstanding reports due under this deed; and

(2)	any other reports described in the Guide to Managing Your Grant, or as otherwise notified to the Grantee, in the form, content and within the timeframes specified in that guide or as otherwise notified to the Grantee; and
(c)	the Commonwealth may (acting reasonably) by notice to the Grantee, require the Grantee to repay some or all of the grant, plus interest calculated in accordance with clause 16.2.
10.4	This deed may be terminated at any time by the mutual written agreement of the parties.
11	No Dealing with Grantee’s rights
11.1	Unless expressly authorised to do so under this deed, the Grantee must not deal with, or grant or create any encumbrance over its rights under this deed, or its interest in or rights over the project intellectual property or any other intellectual property necessary to conduct the project, achieve the planned outcomes or commercialise the project (or its outcomes) in accordance with this deed, without the prior written consent of the Commonwealth.

11.2	A change in control of the Grantee is taken to be dealing with the Grantee’s rights under this deed.

11.3	If the Grantee deals with, or grants or creates any encumbrance over its rights under this deed, or its rights over or interest in the project intellectual property or any other intellectual property referred to in clause 11.1, without the prior written consent of the Commonwealth, the Commonwealth may issue a termination notice pursuant to clause 10.1.

11.4	The Commonwealth may impose conditions (a breach of which is a breach of this deed) in giving its consent under clause 11.1, including, but not limited to, requiring the Grantee and any other person concerned in a transaction referred to in clause 11.1 to execute all documentation as required by the Commonwealth.

11.5	The giving of a floating charge over the assets and undertakings of the Grantee is not to be taken to be a breach of clause 11.1.
12	Acknowledgement and Public Statements
12.1	The Grantee must acknowledge the grant and the Program in any public statements about the project made during the project period and for 5 years after the completion date.

12.2	The Commonwealth may publicise the awarding of the grant at any time after it is awarded.

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12.3	The Commonwealth may include in press releases and general announcements about the grant and in its annual report, the following information:
(a)	the name of the Grantee;

(b)	the amount of the grant; and

(c)	the title and a description of the project.
13	Regulatory and Ethical Approvals
13.1	The Grantee must obtain and maintain any necessary legal, regulatory or ethical approvals in relation to the conduct of the project.

13.2	The Commonwealth may give a notice to the Grantee to obtain or restore an approval referred to in clause 13.1 within 28 days, or a further period allowed by the Commonwealth, of receipt of the notice. If the Grantee does not comply with this notice, the Commonwealth may issue a termination notice pursuant to clause 10.1.

13.3	The Grantee expressly consents to the Commonwealth, its employees and agents making inquiries of any relevant regulatory agency within the scope of the warranties in clause 2.1 of this deed in connection with whether or not the Grantee is complying with those warranties or in connection with any other matter and acting in reliance on any information resulting from those inquiries.

13.4	The Grantee must assist with any inquiry referred to in clause 13.3, including by executing any authority or other document, as reasonably required by the Commonwealth.
14	Goods and Services Tax
14.1	Unless otherwise indicated, all consideration for any supply under this deed is exclusive of any GST imposed in relation to the supply.

14.2	If GST is imposed on any supply made by the Grantee to the Commonwealth under this deed, the Commonwealth will pay the amount imposed to the Grantee in addition to the consideration required under this deed.

14.3	If for any reason the Commonwealth pays to the Grantee an amount under clause 14.2 which is more than the GST imposed on the supply, the Grantee must repay the excess to the Commonwealth on demand, or the Commonwealth may set-off the excess against any other amounts due to the Grantee.

14.4	The Commonwealth is not liable to reimburse the Grantee for any amount in relation to which the Grantee may claim an input tax credit.

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14.5	If GST is imposed on any supply made by the Grantee to the Commonwealth under this deed in return for all or any part of the grant, the Commonwealth may issue a ‘recipient created tax invoice’ to the Grantee for the supply in question and the Grantee must not issue a tax invoice for that supply.

14.6	If for any reason the Grantee or the Commonwealth ceases to be registered for GST purposes, becomes aware of any reason why its registration may be cancelled, or ceases to satisfy any of the requirements of public ruling GSTR 2000/10, it must immediately notify the other party.

14.7	If the Grantee is of the opinion that it is a ‘government related entity’ and that the grant is ‘specifically covered by any appropriation under an Australian law’ for the purposes of section 9-15(3)(c) of the A New Tax System (Goods and Services Tax) Act 1999, the Grantee must immediately notify the Department and provide materials supporting that opinion.
15	Notices
15.1	Any notice, request, approval, consent or other communication to be given or served pursuant to this deed must be in writing and addressed and signed as the case may be, as specified in item 14 of the schedule.

15.2	A notice, request, approval, consent or other communication must be delivered by hand, sent by prepaid post, transmitted electronically or transmitted by facsimile.

15.3	A notice, request approval, consent or other communication will be deemed to be received:
(a)	if delivered by hand, upon delivery;

(b)	if sent by pre-paid ordinary post within Australia, upon the expiration of 2 business days after the date on which it was sent; and

(c)	if transmitted electronically or by facsimile, upon receipt by the sender of an electronic or facsimile acknowledgment that the communication has been properly transmitted to the recipient.
16	Right of Commonwealth to recover money
Debt due to the Commonwealth
16.1	An amount notified to the Grantee as owing to the Commonwealth under any of clauses 7.5, 9 or 10.3(c) is a debt due to the Commonwealth under this deed and is recoverable by the Commonwealth without further proof of the debt being necessary.

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Interest
16.2	If the Commonwealth requires interest to be paid by the Grantee under any of clauses 7.5, 9 or 10.3(c), the amount of interest will be calculated:
(a)	at the rate set out in item 6 of the schedule;

(b)	on a daily compounding basis upon the amount of the grant specified in the notice that is required to be repaid or reimbursed; and

(c)	from and including the date (or dates) of payment of the grant to the Grantee, up to but excluding the day on which the Grantee repays the total amount specified in the notice as owing to the Commonwealth, without any set-off, counter-claim, condition, abatement, deduction or withholding.
Commonwealth rights
16.3	Where the Grantee owes a debt to the Commonwealth under this deed, the Commonwealth may in its absolute discretion:
(a)	require the Grantee to repay the amount of the debt, within 28 days of receipt of notice of the debt; or

(b)	deduct the amount of the debt notified to the Grantee from any future progress payment (including the retention amount), or any other amount due from the Department to the Grantee.
16.4	Nothing in this clause 16 affects the right of the Commonwealth to recover from the Grantee, either under this deed or otherwise at law, the whole of any debt owed by the Grantee, or any balance that remains after deduction under clause 16.3(b).
17	General
17.1	A provision of, or a right created under, this deed may not be:
(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.
17.2	This deed and the transactions contemplated by this deed are governed by the law in force in the Australian Capital Territory.

17.3	Each party irrevocably and unconditionally submits to the nonexclusive jurisdiction of the courts of the Australian Capital Territory and courts of appeal from them for determining any dispute concerning this deed or the transactions contemplated by this deed.

17.4	Each party waives any right it has to object to an action being brought in those courts, including claiming that the action has been

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brought in an inconvenient forum or that those courts do not have jurisdiction.

17.5	Unless expressly stated otherwise in this deed, obligations under this deed terminate 5 years after the completion date.

17.6	Unless expressly stated otherwise in this deed, any discretion conferred on the Commonwealth, or consent or approval referred to or required under this deed from the Commonwealth, may be exercised, given or withheld, or may be exercised or given subject to any conditions, as the Commonwealth (in its absolute discretion) thinks fit.

17.7	The Grantee must comply with the special conditions (if any) set out in item 15 of the schedule. If the special conditions are inconsistent with the rest of this deed, the special conditions will prevail to the extent of the inconsistency.

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